Exhibit 10.1

Execution Version

CREDIT AND SECURITY AGREEMENT

among

TRANSPHORM, INC.,

as Borrower,

TRANSPHORM TECHNOLOGY, INC.,

as Guarantor,

RENESAS ELECTRONICS AMERICA INC.,

as Lender

Dated as of March 1, 2024

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-ii-

EXHIBITS

Exhibit A:	Form of Delayed Draw Term Loan Request
Exhibit B:	Form of Intellectual Property Security Agreement
Exhibit C:	Solvency Certificate

SCHEDULES

Schedule 4.1(c)	Place of Business

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CREDIT AND SECURITY AGREEMENT, dated as of March 1, 2024, among TRANSPHORM, INC., a Delaware corporation (“Borrower”), TRANSPHORM TECHNOLOGY, INC., a Delaware corporation (“Guarantor”), and RENESAS ELECTRONICS AMERICA INC., a California corporation, as lender (together with its successors and assigns, “Lender”).

RECITALS

WHEREAS, Borrower has requested, and Lender has agreed to provide, a first lien secured delayed draw term loan facility in an aggregate principal amount of up to $35,000,000 (the “Bridge Facility”), subject to the satisfaction or waiver of certain conditions set forth herein; and

WHEREAS, Borrower will use the proceeds of the Bridge Facility for general working capital purposes and other purposes set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINED TERMS

Section 1.1. Definitions. As used in this Agreement, including, without limitation, the preamble, recitals, exhibits and schedules hereto, the following terms have the meanings stated:

“Action” against a Person means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened in writing or pending against or affecting such Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Body.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Body, domestic or foreign (including any environmental claims), whether pending or, threatened in a writing received by any Credit Party against or affecting any Credit Party or any material property of any Credit Party.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, for purposes of this Agreement, Lender shall not be deemed to be an Affiliate of a Credit Party.

“Agreement” means this Credit Agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction applicable to the Credit Parties, their Affiliates or any party to the Credit Documents concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Rate” means the Term SOFR plus 5.00% per annum.

“Asset Sale” means, with respect to any Credit Party, the sale, conveyance, lease or sub-lease (as lessor or sublessor), exchange, transfer or other disposal of (including in connection with any division or plan of division under Delaware law or any comparable event under a different jurisdiction’s laws), in one transaction or a series of transactions, all or any part of such Credit Party’s business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except for (i) sales of inventory in the ordinary course of business, (ii) licenses of Intellectual Property, (iii) disposals of obsolete, worn-out, or surplus property or dispositions resulting from any casualty or property or condemnation proceedings or events, provided the proceeds thereof are applied in accordance with the terms of this Agreement, as applicable, (iv) the lapse, abandonment or other dispositions of Intellectual Property that is, in the reasonable good faith judgment of the Credit Parties, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Credit Parties, (v) the termination, surrender or sublease of a real estate lease of a Credit Party in the ordinary course of business, (vi) the granting of Permitted Liens and the making of any Investment permitted under Section 6.1, (vii) any disposition of cash or cash equivalents in the ordinary course of business and not otherwise restricted by the terms of this Agreement, (viii) the acquisition of Borrower and its Subsidiaries by Renesas Electronics America Inc. pursuant to the Merger Agreement, (ix) the surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business (so long as no Event of Default has occurred and is continuing), (x) the Reactor Sale and (xi) any sale, conveyance, lease, sub-lease, exchange, transfer or other disposal of assets the fair market value of which, for all such assets disposed pursuant to this clause (xi), do not exceed $500,000 in the aggregate.

“Authorized Officer” means Borrower’s Chief Executive Officer or Chief Financial Officer.

“Available Tenor” means three (3) months, as set forth in the definition of “Interest Period”.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a floating interest rate per annum equal to the highest of (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Lender) or any similar release by the Federal Reserve Board (as determined by Lender), (b) the sum of one-half of one percent (0.50%) per annum and the Federal Funds Rate, and (c) the sum of (x) Term SOFR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) 1.00% per annum. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “Prime Rate” last quoted by The Wall Street Journal, the Federal Funds Rate or Term SOFR for an Interest Period of one month. Any change in the Base Rate due to a change in the “Prime Rate” or the Federal Funds Rate shall be effective from and including the date such change in the Prime Rate or the Federal Funds Rate, respectively, is publicly announced or quoted as being effective.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(f).

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Lender for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by Lender and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by Lender, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.3(f) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.3(f).

“Borrower” has the meaning set forth in the preamble hereto.

“Bridge Facility” has the meaning set forth in the recitals hereto.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, preferred stock, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Indebtedness that is convertible into shares, interests, participations or other equivalents (however designated) of capital stock of a corporation shall not be deemed to be Capital Stock until any such conversion.

“Cash” means cash, money, currency or a credit balance in any Deposit Account.

“Closing Date” means the date on which all of the conditions set forth in Section 3.1 are satisfied or otherwise waived by Lender.

“Collateral” has the meaning set forth in Section 2.9(a).

“Collateral Distributions” has the meaning set forth in Section 2.9(a)(iv).

“Collateral Documents” means this Agreement, the Intellectual Property Security Agreement, and all other instruments, documents and agreements delivered by the Credit Parties pursuant to this Agreement or any of the other Credit Documents (including, without limitation, all UCC financing statements and all Deposit Account Control Agreements) in order to grant to Lender, or to perfect, a Lien on any real, personal or mixed property of Credit Parties as security for the Obligations.

“Commitment” means the commitment of Lender to make Loans under the Bridge Facility, as such amount may be reduced from time to time pursuant to this Agreement; provided that the amount of Commitment available to be borrowed at any time shall be subject to Section 3.2(c) and the Commitment shall be permanently reduced by the aggregate amount of Delayed Draw Term Loans funded by Lender from time to time. The initial amount of the Commitment is $35,000,000.

“Commitment Termination Date” means the earliest to occur of: (a) the termination of the Merger Agreement pursuant to Section 8.1 of the Merger Agreement, (b) the occurrence of the Merger Agreement Termination Date and (c) a Commitment Termination Event.

“Commitment Termination Event” means any of the following:

(a) any Credit Party has breached or defaulted under any material representations, warranties or covenants under the Merger Agreement and such Credit Party has not cured any such default within thirty (30) days after the earlier of (i) knowledge by any officer of such Credit Party of any such breach or failure to perform or (ii) written notice sent by Lender to such Credit Party of any such breach or failure to perform;

(b) the occurrence of an Event of Default;

(c) failure of the Credit Parties to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than the Obligations) in an individual principal amount of $1,000,000 or more beyond the grace period, if any, provided therefor, unless such payment is prohibited by this Agreement;

(d) breach or default by any Credit Party with respect to any other material term of (i) one or more items of Indebtedness (other than the Obligations) in the individual or aggregate principal amounts of $1,000,000 or more or (ii) any loan agreement, mortgage, indenture or other agreement relating to such item of Indebtedness (other than the Obligations) in the individual or aggregate principal amounts of $1,000,000 or more, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, in either case as a result of such breach or default;

(e) Any uninsured destruction, loss or damage of or to any material portion of the Collateral;

(f) Any final money judgment, writ or warrant of attachment or similar process involving in any individual case an amount in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against any Credit Party or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(g) There shall occur a cessation of a substantial part of the business of any Credit Party which could reasonably be expected to have a Material Adverse Effect; or

(h) At any time after the execution and delivery thereof, (i)(x) this Agreement or any Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than inchoate indemnity or reimbursement obligations in respect of which no claim has been made) in accordance with the terms hereof) or shall be declared null and void, or (y) Lender shall not have or shall cease to have a valid and perfected first priority Lien in any material portion of the Collateral purported to be covered by the Collateral Documents (except (1) as expressly permitted by the Credit Documents or (2) as a result of the actions or failures to act of Lender), or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is a party.

“Company Termination Fee” has the meaning assigned to such term in the Merger Agreement.

“Company Termination Fee Payment Date” has the meaning set forth in Section 2.11(b).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or subscribed interests or the ability to exercise voting power by contract or otherwise.

“Credit Document” means any of this Agreement, the Collateral Documents, and all other documents, instruments or agreements executed and delivered by a Credit Party or other Person for the benefit of Lender in connection herewith.

“Credit Parties” means, collectively, Borrower and any other Guarantor party to this agreement from time to time, and each of the Credit Parties, a “Credit Party”.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Interest” has the meaning set forth in Section 2.3(d).

“Delayed Draw Borrowing Date” means each date on which Borrower requests a Delayed Draw Term Loan be made and all of the conditions set forth in Section 3.2 are satisfied or otherwise waived by Lender.

“Delayed Draw Term Loan” means the delayed draw term loan made by Lender to Borrower on any Delayed Draw Borrowing Date pursuant to Section 2.1(b).

“Delayed Draw Term Loan Amount” means, at any time, up to $35,000,000 (subject to Section 3.2(b)) less the amount of any Delayed Draw Term Loans previously made pursuant to Section 2.1(b).

“Delayed Draw Term Loan Request” means a notice requesting a Delayed Draw Term Loan substantially in the form of Exhibit A or such other form as shall be reasonably acceptable to Lender.

“Deposit Account” means each deposit, securities and commodities account of the Credit Parties set forth on the perfection certificate of the Credit Parties delivered on the Closing Date.

“Deposit Account Control Agreement” means a deposit account control by and among Lender, a Credit Party and a depository institution in form and substance reasonably satisfactory to Lender.

“Distribution” means any payments, distributions or transfers of cash or other assets, including, but not limited to, dividends, redemptions or other repurchases of ownership interests, returns of capital, and any other payment on account of such capital or Capital Stock.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Equipment Purchase Order” means that certain Equipment Purchase Order #01292473739, by and between Bridge Tronic Global Inc., a California corporation, with its office located at 10940 Kalama River Ave Fountain Valley, CA 92708 USA, as buyer, and Borrower, 115 Castilian Drive, Goleta, CA 93117, USA, as seller, in the form previously submitted by Borrower to Lender, or in substantially similar form but with another buyer.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Funding Guarantor” has the meaning set forth in Section 9.8.

“Excess Payment” has the meaning set forth in Section 9.8.

“Excluded Account” means any (i) a zero balance account that sweeps on a daily basis into a deposit account subject to a Deposit Account Control Agreement, (ii) bank or deposit account used exclusively for payroll, the withheld employee portion of income or payroll taxes or other employee wage and benefit payments, (iii) any deposit accounts, securities accounts or other similar accounts in which there is not maintained at any point in time funds on deposit greater than $250,000 in the aggregate for all such accounts pursuant to this clause (iii), (iv) cash collateral accounts provided in connection with clauses (iii), (iv) or (v) of the definition of Permitted Liens, and (v) tax accounts used exclusively for sales, use or other similar taxes collected from customers or third parties.

“Excluded Collateral” has the meaning set forth in Section 2.9(b).

“Excluded Subsidiary” means any Subsidiary of Borrower that is (i) a controlled foreign corporation (“CFC”) within the meaning of Section 957 of the Internal Revenue Code or (ii) an entity substantially all of the assets of which consist of, directly or indirectly, equity interests in one or more CFCs.

“Excluded Taxes” means, with respect to Lender or other recipient of any payment to be made by or on account of any Obligation, (a) Taxes based on (or measured by) Lender’s or other recipient’s net income, net profits or net capital by the United States, by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable office is located, or as a result of a connection between Lender and such jurisdiction or political subdivision, other than a connection resulting solely from executing, delivering, becoming a party to or performing its obligations or receiving a payment under, or enforcing, this Agreement, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any Taxes imposed on amounts payable to a recipient at the time the recipient becomes a party to this Agreement or designates a new lending office, except in each case to the extent pursuant to Section 7.3 amounts with respect to such Taxes were payable to such recipient’s assignor immediately before such recipient became a party hereto or such recipient immediately before it changed its lending office, (d) Taxes attributable to the failure of Lender to comply with Section 7.3(b) or (e) any United States federal withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any cash or other amounts or receipts received by a Credit Party not in the ordinary course of business, including without limitation, (a) proceeds of judgments, proceeds of settlements and other consideration of any kind received in connection with any claim or cause of action, (b) indemnification payments received by any Credit Party, (c) releases of escrowed amounts under any purchase agreement or related documentation, (d) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement or related documentation, (e) payments under any so-called “representation and warranty policy” or other insurance policy issued pursuant to any purchase agreement or related documentation or otherwise issued in relation to the transactions contemplated by such agreement or related documentation, and (f) any tax refunds or pension plan reversions; provided, that an Extraordinary Receipt shall not include (i) cash receipts from proceeds of judgments, settlements, claims, causes of action, insurance or indemnity payments or purchase price adjustments to the extent that such cash receipts are received by any Person in respect of any claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto or are otherwise applied (or to be applied) to cure or mitigate damages or to otherwise compensate a Credit Party resulting from the act, omission or event giving rise to such insurance or indemnity payment or are immediately payable to another person that is not Borrower or any of its Subsidiaries, (ii) proceeds of cybersecurity risk insurance or Net Insurance/Condemnation Proceeds, (iii) Net Asset Sale Proceeds or proceeds from transactions expressly excluded from the definition of Asset Sale pursuant to clauses (i) through (xi) thereof or (iv) any amounts received in an amount not to exceed $250,000 in the aggregate.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Board, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by Lender from three federal funds brokers of recognized standing selected by it, but in no event shall the Federal Funds Rate be less than 0.0% per annum.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied throughout the periods to which reference is made.

“Governmental Body” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, arbitral body, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational.

“Guaranteed Obligations” has the meaning set forth in Section 9.1.

“Guarantors” means Transphorm Technology, Inc., a Delaware corporation, and each Subsidiary of Borrower (other than an Excluded Subsidiary) that after the Closing Date guarantees the Guaranteed Obligations pursuant to documentation reasonably satisfactory to Lender.

“Indebtedness” means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than ordinary course trade payables); (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all obligations of such Person pursuant to (A) defined benefit pension, multiemployer pension, post-retirement health and welfare benefit plans, (B) unpaid annual or other bonus obligations, (C) unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company or any of its Subsidiaries who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) and (D) deferred compensation liabilities of the Company or any of its Subsidiaries, together, in each of clause (A) through (D), with any associated employer payroll taxes; and (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person of a type descried in clauses (i) through (v).

“Indemnified Person” has the meaning set forth in Section 7.1(a).

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Intellectual Property” has the meaning set forth in Section 2.9(a)(ii).

“Intellectual Property Security Agreement” means that certain Trademark Security Agreement, dated as of the Closing Date, by and between Borrower and Lender, in the form of Exhibit B, as amended, restated, modified or supplemented from time to time.

“Interest Period” means, with respect to any SOFR Loan, the period commencing on the Business Day such Loan is disbursed or continued and ending on the date three (3) months thereafter; provided that:

(a) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for a Term Loan or any portion thereof shall extend beyond the last scheduled payment date therefor or the Maturity Date without Lender’s prior written consent.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the securities of any other Person; (ii) any direct or indirect purchase or other acquisition for value, by Borrower or any of its Subsidiaries from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Lender” has the meaning set forth in the recitals hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever.

“Loans” means the Delayed Draw Term Loans.

“Losses” has the meaning set forth in Section 7.1(a).

“Material Adverse Effect” means:

an action or an event that has a material adverse effect on:

(a) the business, financial condition or results of operations of Borrower and its Subsidiaries, taken as a whole,

(b) the rights and remedies of Lender with respect to matters arising under this Credit Agreement or any other Credit Document,

(c) the ability of Borrower to repay any part of its Obligations or perform its material obligations under any Credit Document to which it is a party, or

(d) the validity, perfection, priority or enforceability of Lender’s Lien on the Collateral (except as a result of Lender’s failure to perfect such Lien).

“Material Agreements” means (a) “Material Contracts” as defined in the Merger Agreement and (b) any other agreement or arrangements entered into after the Closing Date by any Credit Party and any third party with a term of twelve (12) months or more and which is material to the business or operations of Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” means the earliest to occur of (a) upon written demand of Lender after the Merger Agreement Closing Date, (b) the Company Termination Fee Payment Date, (c) the Outside Credit Agreement Termination Date, (d) the Parent Termination Fee Payment Date, and (e) the date that the payment of the Loans shall become due and payable in full hereunder upon an acceleration pursuant to the terms of Section 8.2 herein.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 10, 2024, by and among Lender, Travis Merger Sub, Inc., a Delaware corporation, Renesas Electronics Corporation, a Japanese corporation, and Borrower, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Merger Agreement Closing Date” means the “Closing Date” as defined in the Merger Agreement.

“Merger Agreement Termination Date” means the “Termination Date” as defined in the Merger Agreement, as such date may be extended pursuant to the terms of the Merger Agreement.

“Net Asset Sale Proceeds” with respect to any Asset Sale, an amount equal to: (a) cash payments received by Borrower or any of its Subsidiaries from such Asset Sale, minus (b) any bona fide direct costs and reasonable out-of-pocket expenses actually incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (i) Taxes payable or reasonably estimated to be payable by the seller as a result of such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon releases of such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” with respect to Borrower or any of its Subsidiaries, an amount equal to: (a) any cash payments or proceeds actually received by Borrower or any of its Subsidiaries (i) under any casualty insurance policies in respect of any covered loss thereunder or (ii) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b)(i) any actual and reasonable costs and reasonable out-of-pocket expenses actually incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or any of its Subsidiaries in respect thereof, (ii) any bona fide direct costs and reasonable out-of-pocket expenses actually incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition to the extent paid or payable to non-Affiliates, including the cost of preparing such assets for sale and legal and accounting fees and expenses, and Taxes payable or reasonably estimated to be payable as a result of any gain recognized in connection therewith, and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid in connection with any sale of such assets as referred to in clause (a)(ii) of this definition to the extent paid or payable to non-Affiliates.

“Notices” has the meaning set forth in Section 10.2.

“Obligations” means all Indebtedness, obligations and liabilities of the Credit Parties from time to time owed to Lender or any of its Affiliates, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, but in each case, arising or incurred under this Agreement or any other Credit Document or in respect of any Loan, any note (if any) or any other instruments at any time evidencing any obligation under this Agreement or any other Credit Document, whether for principal, interest (including, without limitation, interest, as provided in this Agreement accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Credit Parties after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, expenses, indemnification or otherwise.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Outside Credit Agreement Termination Date” has the meaning set forth in Section 2.11(c).

“Parent Termination Fee” has the meaning assigned to such term in the Merger Agreement.

“Parent Termination Fee Payment Date” has the meaning set forth in Section 2.11(a)

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into in the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by Borrower or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy by Borrower or any of its Subsidiaries of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of Borrower included in the Company SEC Reports (as defined in the Merger Agreement) so long as such liens under this clause (viii) do not secure obligations greater than $75,000 in the aggregate; (ix) non-exclusive licenses to Company Intellectual Property (as defined in the Merger Agreement) granted by Borrower and its Subsidiaries in the ordinary course of business; (x) any other Liens that do not secure a liquidated amount or indebtedness for borrowed money, that have been incurred or suffered in the ordinary course of business, and that would not have a Material Adverse Effect, so long as such liens under this clause (x) do not secure obligations greater than $75,000 in the aggregate at any time outstanding; (xi) statutory, common law or contractual Liens of landlords under real property leases; (xii) Liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by Borrower or any of its Subsidiaries; and (xiii) Liens imposed by applicable Law (other than Laws in respect of Taxes).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, other legal entities and Governmental Bodies.

“pro rata share” has the meaning set forth in Section 9.8.

“Reactor Sale” means the sale of the “Equipment” as defined in the Equipment (as defined in the Equipment Purchase Order) by Borrower to Bridge Tronic Global Inc. (or another buyer) for $800,000 pursuant to the terms of the Equipment Purchase Order (or another equipment purchase order on substantially the same terms and conditions).

“Regulation” means each applicable law, rule, regulation, order, guidance or recommendation (or any change in its interpretation or administration) by any Governmental Body, central bank or comparable agency and any request or directive (whether or not having the force of law) of any of those Persons and each judgment, injunction, order, writ, decree or award of any Governmental Body, arbitrator or other Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Repayment Period” has the meaning set forth in Section 2.11(c).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Bodies (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce).

“Sanctions Laws” means all laws, rules, regulations and requirements of any jurisdiction applicable to a Credit Party or any other party to the Credit Documents concerning or relating to Sanctions, terrorism or money laundering.

“SEC” means the Securities and Exchange Commission, or any Governmental Body succeeding to any of its principal functions.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on SOFR.

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Subsidiary” means, with respect to any Person, means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

“Tax” or “Taxes” means any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, conveyance, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, assessments, fees, charges or surcharges (including any interest, penalty, or addition thereof) imposed by any Governmental Body.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

Section 1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

Section 1.3. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.4. Interest Rates Definitions. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Lender may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.

LOANS

Section 2.1. Procedure for Delayed Draw Term Loan Borrowing.

(a) Commitment. Subject to the terms and conditions set forth herein, prior to the Commitment Termination Date, Lender agrees to make Loans to Borrower in Dollars in an aggregate principal amount not to exceed the Commitment. Any Commitment that has not been utilized as of the Commitment Termination Date shall terminate on the Commitment Termination Date.

(b) Delayed Draw Term Loan. Subject to Section 2.1(c) and Section 3.2, each Borrowing of a Delayed Draw Term Loan shall be made upon Borrower’s irrevocable written notice delivered to Lender substantially in the form of a Delayed Draw Term Loan Request, which notice must be received by Lender prior to 11:00 a.m. Pacific time on the date that is at least ten (10) Business Days (but no more than twenty (20) Business Days) prior to the requested Delayed Draw Borrowing Date (or such shorter time period as agreed by Lender in its sole discretion).

(c) Each Delayed Draw Term Loan Request shall specify:

(i) the amount of the Borrowing (which, shall be in an aggregate minimum amount that is an integral multiple of $1,000,000 and not less than $2,000,000, or if less, the remaining DDTL Commitment available to be borrowed on such Delayed Draw Borrowing Date);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) the wire instructions for the account to which funds should be sent, which shall be as set forth on Exhibit A hereto; and

(iv) a representation by Borrower that the conditions of Section 3.2 have been satisfied and will remain satisfied as of such Delayed Draw Borrowing Date.

(d) Subject to the satisfaction or waiver of the conditions in Section 3.2 and relying on the representations and warranties set forth herein, Lender shall provide the Delayed Draw Term Loan to Borrower on the applicable Delayed Draw Borrowing Date.

(e) Each Delayed Draw Term Loan shall be made in an aggregate minimum principal amount of $2,000,000 and increments of $1,000,000 in excess thereof, or if less, the remaining Commitment available to be borrowed on such Delayed Draw Borrowing Date. Lender shall not have an obligation to make a Delayed Draw Term Loan in excess of its Commitment, and Lender shall not be obligated to fund an aggregate principal amount of Loans in an amount greater than the Delayed Draw Term Loan Amount. No Delayed Draw Term Loans shall be available on and after the Commitment Termination Date or on and after the Maturity Date. Subject to Section 2.6 and Section 2.7, all amounts owed hereunder with respect to the Bridge Facility shall be paid in full no later than the Maturity Date.

(f) Any principal amount of any Delayed Draw Term Loan borrowed and subsequently repaid or prepaid may not be re-borrowed.

Section 2.2. Use of Proceeds. The proceeds of the Delayed Draw Term Loans shall be used by Borrower solely to finance the operations and working capital of Borrower and its Subsidiaries prior the Merger Agreement Closing Date, in each case, in accordance with the interim operating covenants of Borrower as set forth in Article V of the Merger Agreement.

Section 2.3. Interest.

(a) Interest Rate on the Loans. Except as otherwise set forth herein, the Loans outstanding shall bear interest on the unpaid principal amount thereof from the date such Loan is advanced through repayment (whether by acceleration or otherwise) at the Applicable Rate.

(b) Calculation of Interest Rates. Interest payable pursuant to Section 2.3(a) shall be computed on the basis of the actual number of days elapsed in a year consisting of three hundred and sixty (360) days. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded.

(c) Payment/Accrual of Interest. Accrued interest on the Loans shall be payable in arrears in cash (i) on the date of any prepayment of the Loans, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (ii) on the Maturity Date.

(d) Default Interest. Upon the occurrence and during the continuance of an Event of Default described in Section 8.1, the principal amount of the Loans and, to the extent permitted by applicable law, any past due interest payments on the Loans, and any fees or other amounts owed hereunder and not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall (unless waived in writing by Lender) thereafter bear interest (including, without limitation, interest, as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding) payable in cash at a rate that is 2.0% per annum in excess of the Applicable Rate (the “Default Interest”). Default Interest shall be due and payable in cash on the Maturity Date. Payment or acceptance of the increased rates of interest provided for in this Section 2.3(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(e) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. Lender will promptly notify Borrower and Lender of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(f) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Lender without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to the Credit Documents.

Section 2.4. Fees and Expenses. On the Closing Date, Borrower will pay to Lender or, at the direction of Lender, an Affiliate thereof, the amount of reasonable and documented fees, disbursements and expenses of Lender’s legal counsel actually incurred in connection with the preparation of the Bridge Facility in an amount not to exceed $150,000.

Section 2.5. Repayment. Subject to Section 2.6 and Section 2.7, the Loans shall be due and payable, and Borrower shall be required to repay all of the Obligations other than contingent obligations in respect of which no claim has been made (including, without limitation, all accrued and unpaid principal and interest on the principal amounts of the Loans), on the Maturity Date.

Section 2.6. Optional Prepayments.

(a) Prepayments. Except as required by Section 2.7 and as otherwise provided herein, Borrower may at any time prepay in whole or in part (in a minimum amount of $1,000,000 for each partial prepayment) the outstanding principal amount of the Loans, plus any accrued but unpaid interest on such prepayment date on the aggregate amount of the principal amount of the Loans being prepaid.

(b) Notice of Optional Prepayment. All optional prepayments shall be made on a Business Day and upon not less than five (5) Business Day’s prior written notice, in each case given to Lender by 12:00 p.m. (New York City time) on the date required.

Section 2.7. Mandatory Prepayments.

(a) Asset Sales. No later than the fifth (5th) Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall permanently prepay the Loans in an amount equal to such Net Asset Sale Proceeds. The provisions of this clause (a) shall not be deemed to be implied consent to any Asset Sale otherwise prohibited by the terms and conditions of this Agreement.

(b) Insurance/Condemnation Proceeds. No later than the fifth (5th) Business Day following the date of receipt by Borrower, any of its Subsidiaries or Lender as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall permanently prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds, provided that so long as no Default has occurred and is continuing, Borrower may within ninety (90) days following the receipt of any Net Insurance/Condemnation Proceeds, apply such Net Insurance/Condemnation Proceeds to repair, replace or reconstruct property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking (with any amounts not so applied becoming immediately due and payable hereunder at the end of such ninety (90) day period); provided further that (x) at any time that an Event of Default has occurred and is continuing, Borrower shall not be entitled to make, to settle or to adjust any claims with respect to any Credit Party’s policies of insurance or to make any determinations or decisions with respect to such policies of insurance without Lender’s prior written consent and (y) at any time following acceleration of the Loans pursuant to the terms of this Agreement, Lender shall be entitled to make, to settle and to adjust all claims with respect to each Credit Party’s policies of insurance and to make all determinations and decisions with respect to such policies of insurance.

(c) Extraordinary Receipts. No later than the third (3rd) Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall permanently prepay the Loan in an amount equal to 100% of such receipts.

Section 2.8. General Provisions Regarding Payments.

(a) Application of Proceeds. Any voluntary prepayments of Loans pursuant to Section 2.6 and any mandatory prepayment of any Loan pursuant to Section 2.7 shall be applied as follows:

first, to the payment of all fees, and all expenses specified in Section 10.3, to the full extent thereof;

second, to the payment of any accrued and unpaid interest on the Loans; and

third, to prepay the Loans in such order and on such basis as Lender shall agree.

(b) Payments. All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Lender not later than 5 p.m. (New York City time) on the date due. All funds received by Lender after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(c) Payments to Include Accrued Interest. All payments in respect of the principal amount of the Loans (whether mandatory or optional) shall include payment of accrued but unpaid interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of the Loans on a date when interest is due and payable with respect to the Loans) shall be applied to the payment of interest before application to principal.

(d) Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

Section 2.9. Security Interest in the Collateral.

(a) Security Interest. To secure the payment and performance of all of the Obligations, each Credit Party hereby grants to Lender a continuing valid first priority security interest (subject to Permitted Liens) in all of its right, title and interest in and to all of its property, whether now owned or hereafter acquired or arising and wherever located including without limitation (all such property, collectively the “Collateral”):

(i) all accounts, commercial tort claims, equipment, fixtures, general intangibles (including all payment intangibles), instruments, chattel paper (whether tangible or electronic), goods (including inventory, equipment, fixtures and any and all accessions, additions, attachments, improvements, substitutions and replacements), securities and all other investment property (including, without limitation, certificated securities, uncertificated securities, and security entitlements), documents, deposit accounts, letter-of-credit rights, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds and money (as each term is defined in Article 9 of the UCC) of the foregoing;

(ii) all trademarks, service marks, trade names, copyrights, patents, industrial designs, know-how, trade secrets, technology and other intellectual property recognized under applicable law (collectively, with all goodwill and moral rights therein, “Intellectual Property”).

(iii) all computer hardware and software and all rights with respect thereto; and

(iv) as to all of the foregoing, all additions, substitutions, dividends, distributions (in the form of cash, property, stock or other securities), proceeds and other rights related or in addition to the foregoing, and any and all cash and non-cash proceeds therefrom (the “Collateral Distributions”).

(v) Each Credit Party agrees to promptly, but in any event within ten (10) Business Days after receipt by such Credit Party (or such long period as Lender may agree in its sole discretion) of any portion of the Collateral Distributions valued in excess of $100,000 evidenced by promissory notes, tangible chattel paper or any investment property consisting of certificated securities, deliver the original thereof to Lender and any additional documentation reasonably requested by Lender to perfect and protect the security interest therein, and until such delivery such Credit Party shall hold the same in trust for Lender.

Notwithstanding anything herein to the contrary, the Collateral grant provided in this Section 2.9(a) shall not be construed as an assignment of any Intellectual Property.

(b) Excluded Collateral. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, or the security interest in Section 2.9(a) attach to, (1) motor vehicles and other assets subject to certifications of title to the extent the fair market value of all such assets do not exceed $1,000,000 in the aggregate, in each case other than to the extent a Lien thereon can be perfected by the filing of a financing statement under UCC, (2) “intent-to-use” trademarks or applications therefor for which a statement of use has not been filed and accepted with the U.S. Patent and Trademark Office, (3) Excluded Accounts, (4) to the extent not covered by items 1 through 3 above, any lease, license, contract, property rights or agreement to which a Credit Party is a party or any Credit Party’s rights or interests thereunder, if and for so long as, the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of a Credit Party therein or (B) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) (collectively, “Excluded Collateral”); provided, that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (A) or (B) above; (5) letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (6) any asset for so long as a pledge thereof or a security interest therein is prohibited by any applicable law, and (7) more than 65% of the issued and outstanding voting equity interests of any Excluded Subsidiary; provided, further that the proceeds of any Excluded Collateral shall constitute Collateral.

(c) UCC Financing Statement. Each Credit Party hereby irrevocably authorizes Lender at any time (and from time to time) to file in any UCC jurisdiction any financing statements and amendments thereto and other documents to perfect the security interest in the Collateral as Lender reasonably deems necessary. Each Credit Party agrees to furnish any information reasonably requested by Lender for such purpose promptly upon request. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Lender herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”

Section 2.10. Inability to Determine Rates. Subject to Section 2.3(f), if, on or prior to the first day of any Interest Period for any SOFR Loan, Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period, then upon notice thereof by Lender to Borrower, any obligation of Lender to make SOFR Loans, and any right of Borrower to continue SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods). Thereafter, until Lender revokes such notice, Loans shall bear interest at the Base Rate and at the end of the applicable Interest Period any outstanding affected SOFR Loans will bear interest at the Base Rate. Subject to Section 2.3(f), if Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the Base Rate shall be determined by Lender without reference to clause (c) of the definition of “Base Rate” until Lender revokes such determination.

Section 2.11. Parent Termination Fee Offset/Payment Dates.

(a) Notwithstanding anything to the contrary in this Agreement and the Merger Agreement, in the event that on the date of termination of the Merger Agreement pursuant to Section 8.1 of the Merger Agreement a Parent Termination Fee shall be owed (as determined in accordance with the Merger Agreement), the amount of outstanding Loans (together with all accrued and unpaid interest thereon as of such date of termination) shall be applied as a dollar-for-dollar reduction in any such Parent Termination Fee (and any such principal and interest so applied shall be deemed to have been repaid for purposes of this Agreement (subject to Section 9.3)), and any Obligations in excess of such Parent Termination Fee shall be payable in full three (3) months following the date of such termination of the Merger Agreement (the “Parent Termination Fee Payment Date”).

(b) In the event that on the date of termination of the Merger Agreement pursuant to Section 8.1 of the Merger Agreement a Company Termination Fee shall be owed pursuant to Section 8.3(b)(i) or Section 8.3(b)(iii) of the Merger Agreement (as determined in accordance with the Merger Agreement), all outstanding Loans (together with all accrued and unpaid principal and interest thereon) shall be paid in full concurrently with payment of the Company Termination Fee (as determined in accordance with the Merger Agreement) (such date, the “Company Termination Fee Payment Date”), unless the Maturity Date occurs earlier pursuant to the terms of this Agreement.

(c) In the event that on the date of termination of the Merger Agreement pursuant to Section 8.1 of the Merger Agreement (x) a Company Termination Fee shall be owed pursuant to Section 8.3(b)(ii) of the Merger Agreement (as determined in accordance with the Merger Agreement) or (y) no Parent Termination Fee or Company Termination Fee is owed (as determined in accordance with the Merger Agreement), all outstanding Loans (together with all accrued and unpaid principal and interest thereon) shall be payable in full three (3) months following the date of such valid termination (as determined in accordance with the Merger Agreement) (such date, the “Outside Credit Agreement Termination Date” and such three (3) month period, the “Repayment Period”), unless the Maturity Date occurs earlier pursuant to the terms of this Agreement.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.1. Conditions to Effectiveness. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Lender hereunder, it is understood and agreed that this Agreement shall not become effective, Borrower shall have no rights under this Agreement, and Lender shall have no obligation to make any Loans on the Closing Date, unless and until the following conditions are satisfied (or waived by Lender):

(a) Execution. Lender shall have received an originally executed copy of (i) this Agreement and (ii) the Intellectual Property Security Agreement, in each case, form and substance reasonably acceptable to Lender.

(b) Organizational Documents. Lender shall have received: (i) signature and incumbency certificates of the officers of each Credit Party; (ii) resolutions of the board of directors, members or manager, as applicable, of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and each of the Credit Documents to which it is a party, certified as of the Closing Date by its secretary or assistant secretary as being in full force and effect without modification or amendment; (iii) a good standing certificate from the applicable Governmental Body of each Credit Party’s jurisdiction of incorporation; and (iv) the certificate of incorporation and bylaws of each Credit Party, each as amended to date.

(c) Consents and Approvals. Each Credit Party shall have obtained all consents of Governmental Bodies and of other persons, in each case that are necessary to be obtained by it in connection with this Agreement and the transactions contemplated hereby, and all such consents shall be in full force and effect and in form and substance reasonably satisfactory to Lender.

(d) Opinion of Counsel. Lender shall have received a favorable opinion of counsel to the Credit Parties, dated as of the Closing Date, in form and substance reasonably acceptable to Lender.

(e) Closing Certificate. Lender shall have received a certificate, dated the Closing Date, of an Authorized Officer, to the effect that, at and as of the Closing Date: (a) no Default or Event of Default has occurred and is continuing; and (b) all representations and warranties of each Credit Party set forth in each Credit Document to which any Credit Party is a party are true and correct in all material respects (or, in the case of any representation or warranty already qualified by materiality, material adverse effect or similar qualification, in all respects) as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty already qualified by materiality, material adverse effect or similar qualification, in all respects) as of such earlier date.

(f) Solvency Certificate. Lender shall have received a solvency certificate substantially in the form attached hereto as Exhibit C, dated as of the Closing Date, and executed by an Authorized Officer of Borrower.

(g) Delivery of Collateral, Taxes, etc. Except as required otherwise under Section 2.9, the Collateral Documents (or proper notices or UCC financing statements in respect thereof) shall have been duly recorded, published and filed (or provided to Lender for recording, publishing or filing) in such manner and in such places as is requested by Lender to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and its successors and assigns, all Collateral items required to be physically delivered to Lender thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations shall have been paid in full.

(h) Evidence of Insurance. Lender shall have received certificates from each Credit Party’s insurance broker naming Lender as additional insured and loss payee, as applicable, under such Credit Party’s liability and casualty insurance policies, in each case, in form and substance reasonably satisfactory to Lender.

(i) Fees and Expenses, Etc. Lender shall have received, for its own account, the fees, costs and expenses due and payable to it on the Closing Date pursuant to Section 2.4.

(j) Know Your Customer, etc. Lender shall have received at least three (3) Business Days prior to the Closing Date (a) all documentation and other information about Borrower and the Guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act) that has been reasonably requested by Lender in writing prior to the Closing Date and (b) if Lender has requested such certification prior to the Closing Date, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to Borrower, in a form reasonably satisfactory to Lender.

Section 3.2. Conditions to Delayed Draw Term Loan. The obligation of Lender to make the Delayed Draw Term Loan on each Delayed Draw Borrowing Date is subject to the satisfaction, or waiver in accordance with Section 10.1, of the following conditions on or before each Delayed Draw Borrowing Date:

(a) Delayed Draw Term Loan Request. Lender shall have received an executed Delayed Draw Term Loan Request.

(b) Delayed Draw Term Loan Availability Limitations. Prior to the Commitment Termination Date, the principal amount of Delayed Draw Term Loans available to be drawn during the time periods set forth in the table below shall be limited to the aggregate principal amount of Delayed Draw Term Loans set forth below opposite such period (for the avoidance of doubt, it being understood and agreed that Borrower shall be permitted to carry-over to a subsequent period any portion of Delayed Draw Term Loans not borrowed as permitted during the time period below; by way of illustration, if on or prior to June 30, 2024 Borrower borrows an aggregate principal amount of $10,000,000 of Delayed Draw Term Loans in accordance with the terms and conditions hereof, the $2,000,000 of Commitment not utilized during such period in accordance with the table below may be subsequently utilized in any other time period):

Time Period	Aggregate Principal Amount of Delayed Draw Term Loans Available to be Borrowed

On or prior to June 30, 2024	Up to $12,000,000

After June 30, 2024, and on or prior to September 30, 2024	Up to an additional $6,000,000

After September 30, 2024, and on or prior to January 10, 2025	Up to an additional $8,000,000

After January 10, 2025, and on or prior to March 31, 2025; provided that the Merger Agreement Termination Date has been extended pursuant to Section 8.1(c) of the Merger Agreement	Up to an additional $5,000,000

After March 31, 2025, and on or prior to July 10, 2025; provided that the Merger Agreement Termination Date has been extended pursuant to Section 8.1(c) of the Merger Agreement	Up to an additional $4,000,000

(c) Officer’s Certificate. Lender shall have received an officer’s certificate from Borrower, on behalf of each Credit Party, stating that (i) as of the Delayed Draw Borrowing Date, the representations and warranties made by such Credit Party contained in Sections 4.1(b), 4.1(e)(i), 4.1(h), 4.1(l) and 4.1(n) of this Agreement are true and correct in all material respects (or, in the case of any representation or warranty already qualified by materiality, material adverse effect or similar qualification, in all respects) on the Delayed Draw Borrowing Date to the same extent as though made on the Delayed Draw Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty already qualified by materiality, material adverse effect or similar qualification, in all respects) as of such earlier date, and (ii) as of the Delayed Draw Borrowing Date, and immediately after giving effect to the Delayed Draw Term Loan made on such Delayed Draw Term Loan Borrowing Date, no event shall have occurred and be continuing that would constitute a Default or an Event of Default.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties. In order to induce Lender to enter into this Agreement, each Credit Party hereby represents and warrants to Lender as follows on the Closing Date and on each Delayed Draw Borrowing Date:

(a) Organization and Qualification. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the entity power and authority to carry on its business and to enter into and perform all documents relating to this transaction, and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required, except to the extent that failure to obtain such qualification or licenses would not reasonably be expected to have a Material Adverse Effect.

(b) Due Authorization. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party (i) have been duly authorized by all necessary action on the part of such Credit Party, (ii) do not contravene any applicable law or any governmental rule or order except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) do not contravene any provision of such Credit Party’s organizational documents, (iv) do not violate any Material Agreement, and (v) will not result in the creation of a Lien on any assets of such Credit Party except the Lien granted to Lender pursuant to the Credit Documents. Each Credit Party has duly executed and delivered to Lender each of the Credit Documents to which it is a party, and each such Credit Document to which it is a party is a valid and binding obligation of such Person enforceable according to its respective terms (except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally). No notice to, or consent by, any Governmental Body is required to be made or obtained by any Credit Party in connection with this transaction.

(c) Place of Business. Each Credit Party’s chief place of business is listed on Schedule 4.1(c) hereof and all of the material tangible records relating to the Collateral (and the other books, records, journals, orders, receipts and correspondence of such Credit Party) are located at the locations set forth on Schedule 4.1(c).

(d) Ownership of Property; Liens. Each Credit Party has valid title to, or valid leasehold interests in, or easements or other limited property interests in, all its real property and has valid title to its personal property and assets that are material to its business, in each case, except for Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title or interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Collateral is free and clear of Liens, other than Permitted Liens.

(e) Investment Company Act; Margin Regulations.

(i) No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(ii) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U, T or X issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. Neither the making of any Loan nor the use of any proceeds thereof (either by Borrower or Borrower and its Subsidiaries on a consolidated basis) will violate the provisions of Regulations U, T or X issued by the Federal Reserve Board.

(f) No Default. No Default or Event of Default exists or would result from the incurrence by any Credit Party of any Loans hereunder or under any other Credit Document.

(g) Insurance. Each Credit Party has obtained (and is maintaining), insurance for its assets (including the Collateral) and its business as required under Section 5.11.

(h) Solvency. The Credit Parties are, on a consolidated basis, Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Lender and the other transactions contemplated hereunder.

(i) Organizational Documents; Material Agreements.

(i) No Credit Party is in default under or in violation in any material respect of the performance of any of its obligations under any of its organizational documents, except for such violations that would not have a Material Adverse Effect.

(ii) Borrower is not in default under any Material Agreement entered into after the Closing Date except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and each such Material Agreement is valid, binding, and in full force and effect, and there is no termination event of a material nature under any such Material Agreement.

(j) Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(k) Reliance. No Credit Party is relying on any oral statements, representations or commitments by Lender or its Related Parties in connection with this transaction or any of the Credit Documents.

(l) Security Interest. This Agreement will, upon the proper filing of the requisite financing statements under the UCC, create a first-priority perfected security interest (subject to Permitted Liens) in the rights of the Credit Parties in and to the Collateral owned by the Credit Parties under the UCC in favor of Lender securing the Obligations, to the extent such perfection can be achieved by such filing.

(m) Full Disclosure. The statements and information contained in this Agreement, the other Credit Documents, and the other material documents, certificates and statements furnished by or on behalf of the Credit Parties to Lender in writing, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents (as modified or supplemented by other information so furnished), taken together as a whole, did not contain as of the date such written statements, information, documents or certificates were so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect.

(n) Material Adverse Effect. Since March 31, 2023, there has been no event or circumstance, individually or in the aggregate, that has had a Material Adverse Effect.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as the Loans or any other Obligation (other than inchoate indemnity or reimbursement obligations in respect of which no claim has been made) shall remain unpaid or unsatisfied and until the Commitment has been terminated, each Credit Party shall perform all the covenants in this Article V unless Lender shall otherwise expressly consent in writing:

Section 5.1. Books and Records; Audit and Inspection Rights. The Credit Parties shall maintain books and financial records from which financial statements can be prepared in accordance with GAAP and which are complete and accurate in all material respects. Upon the occurrence and during the continuation of any Event of Default, Lender or its representative and their consultants or agents will have the right, at any reasonable time following reasonable advance notice, to visit all the facilities of the Credit Parties during normal business hours and to discuss their financial matters with its directors, officers, employees and agents and its independent public accountants and inspect, examine, make copies of, take abstracts of, audit or discuss all records and files relevant to the operation of the Credit Parties’ business. The Credit Parties will pay all reasonable and documented out-of-pocket expenses incurred by Lender for any such visit described in the immediately preceding sentence. The Credit Parties acknowledge and agree that all inspections and reports are prepared by Lender for its purposes and the Credit Parties shall not be entitled to rely upon them.

Section 5.2. Condition and Repair. The Credit Parties shall maintain their material equipment and all other material Collateral used or useful in the operation of their business in good repair and working order (ordinary wear and tear and casualty and condemnation excepted) and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 5.3. Payment of Obligations. Each Credit Party shall pay and discharge at or before maturity, all of its material obligations and liabilities (including, without limitation, all federal income and other Taxes, assessments and other governmental charges imposed upon it or its assets, business, income or profits before any penalty or interest accrues thereon, claims for labor, services, materials and supplies) for sums which by law could be a Lien upon any of its assets, provided that no such charge or claim need be paid if (i) it is being diligently contested in good faith and if the Credit Parties establish an adequate reserve or other appropriate provision required by GAAP and (ii) the nonpayment of such charge or claim would not result in creation of a Lien other than a Permitted Lien. Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206 207), with respect to its employees subject thereto, and any comparable provisions of applicable law.

Section 5.4. Collateral Documents. Each Credit Party will, if so reasonably requested by Lender, furnish to Lender, as often as Lender reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Lender may reasonably request, all in reasonable detail.

Section 5.5. Casualty and Condemnation. The Credit Parties (a) will furnish to Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any material part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that, to the extent required by the terms of this Agreement, the Net Insurance/Condemnation Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with Section 2.7(b).

Section 5.6. No Broker Fees. The Credit Parties agree to indemnify Lender and hold Lender harmless from and against any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Credit Parties, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Lender.

Section 5.7. Notice of Default. The Credit Parties shall promptly (and in any event, within three (3) Business Days of any Authorized Officer obtaining actual knowledge of the occurrence of a Default or an Event of Default) give written notice to Lender of the occurrence of a Default or an Event of Default, and, if such Default is then continuing, a certificate executed by an Authorized Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take (if any) with respect thereto.

Section 5.8. Notice of Adverse Proceedings. Within five (5) Business Days of any Authorized Officer obtaining actual knowledge of (a) the institution of, or non-frivolous written threat of, any Adverse Proceeding not previously disclosed in writing by the Credit Parties to Lender or (b) any development in any Adverse Proceeding that, in the case of either clause (a) or (b) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Obligations contemplated hereby, the Credit Parties shall provide written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable Lender and its counsel to evaluate such matters.

Section 5.9. Notice of Commercial Tort Claims. Within five (5) Business Days after an Authorized Officer of any Credit Party knows thereof, the Credit Parties will furnish to Lender written notice of the following any Credit Party acquiring a commercial tort claim with an estimated value in excess of Five Hundred Thousand Dollars ($500,000) and the general details thereof and any other information necessary to grant to Lender a security interest therein and in the proceeds thereof.

Section 5.10. Further Assurances. Each Credit Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Credit Documents and the transactions contemplated thereby. Each Credit Party agrees to defend the title to the Collateral owned by it and the security interest of Lender against the claim of any other Person and to maintain and preserve the first priority security interest of Lender (subject to Permitted Liens).

Section 5.11. Insurance. At its own cost and expense, each Credit Party shall obtain and maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including hazard and business interruption insurance). In the case of general liability and personal property insurance policies, the Credit Parties shall cause such policies to be endorsed to the benefit of Lender, including by naming Lender as a “loss payee,” “additional insured” or “mortgagee,” as applicable. Any insurance policy under this Section 5.11 shall provide for thirty (30) days’ prior written notice to Lender before such policy is altered, canceled or terminated (or ten (10) days’ prior written notice in the case of cancellation for the non-payment of premiums), to the extent available for such policy. All of the insurance policies required hereby will be evidenced by (a) one or more certificates of insurance delivered to Lender on the Closing Date and (b) one or more endorsements delivered to Lender within forty-five (45) days following the Closing Date, and at such other times as Lender may request from time to time.

Section 5.12. Landlord Agreements. For any applicable premises containing, in each case, Collateral with an aggregate value that exceeds $1,000,000, Borrower shall cause to be delivered (or in the case of a landlord or bailee that is not a Credit Party or an Affiliate of a Credit Party, use commercially reasonable efforts to obtain), within thirty (30) days following written request by Lender (or such later date as Lender may agree in writing in its sole discretion), a bailee waiver, landlord waiver or mortgage waiver, as applicable, from the lessor of each leased property or mortgagee of any owned property with respect to each location where such Collateral is located, which agreement shall be reasonably satisfactory in form and substance to Lender.

Section 5.13. Post-Closing. Each Credit Party shall deliver, or cause to be delivered, as applicable, to Lender, or shall have taken, or caused to have been taken, in form and substance reasonably satisfactory to Lender, as promptly as possible following the Closing Date, but in any event no later than the dates referred to below with respect to each such item (or such later date as Lender may agree in writing in its sole discretion), the items or actions set forth below:

(a) within forty-five (45) days following the Closing Date, deliver the endorsements required pursuant to Section 5.11 in form and substance reasonably satisfactory to Lender.

ARTICLE VI.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that so long as the Loans or any other Obligation (other than inchoate indemnity or reimbursement obligations in respect of which no claim has been made) shall remain unpaid or unsatisfied and until the Commitment has been terminated, each Credit Party shall perform all covenants in this Article VI:

Section 6.1. Intercompany Distributions and Investments. No Credit Party shall transfer Collateral to any Subsidiary that is not a Credit Party, whether by means of an incurrence of Indebtedness, the making of an Investment or a Distribution except for (i) Investments consisting of advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost plus” arrangements) in the ordinary course of business and consistent with past practice, (ii) transfers of inventory in the ordinary course of business or (iii) cash contributions and other cash Investments for the purpose of funding payroll, rent, purchase of materials and other operating expenses of such Subsidiary in the ordinary course of business; provided that in the cases of each of clauses (ii) and (iii) any such inventory, cash contributions or cash Investments, as applicable, are used by any such Subsidiary that is not a Credit Party in the ordinary course of business.

Section 6.2. Liens. No Credit Party shall mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any Lien thereon, in each case other than Permitted Liens.

Section 6.3. Corporate Structure and Name. No Credit Party shall (a) change its chief executive office or its corporate or capital structure from its current corporate and capital structure in a manner that would require or make desirable an amendment of any UCC financing statement filed against it or (b) change its legal name as it appears in its certificate of incorporation, in each of clauses (a) or (b) without giving Lender at least ten (10) days written notice in advance of any such change, and without taking such steps in connection therewith as Lender may reasonably request in order to perfect and continue perfected, maintain the priority of or provide notice of, the security interest in the Collateral granted hereunder after such change.

Section 6.4. Transactions with Affiliates. No Credit Party shall enter into or permit to exist any transaction with any Affiliate whether or not in the ordinary course of business, other than (a) transactions that are expressly permitted by the Merger Agreement or Section 6.1, (b) indemnification of officers and directors of Borrower in the ordinary course of business, (c) transactions solely among Credit Parties, (d) the payment of fees and compensation paid to, and employment and severance arrangements provided to or for the benefit of present, future or former employees, directors and officer of Borrower or any of its Subsidiaries in the ordinary course of business and as approved in accordance with the bona fide compensation policies and procedures of Borrower and its Subsidiaries, (e) the performance by Borrower of its obligations under the Joint Venture Agreement, made as of December 20, 2020, by and between JCP Capital Management, LLC (“JCP”) and Borrower as in effect on the date hereof, and (f) transactions, arrangements and contracts which are on terms no less favorable to it than are obtainable from any Person which is not an Affiliate.

Section 6.5. Deposit Accounts. Promptly after the request of Lender, the Credit Parties shall cause all gross sale receipts and other proceeds related to the Credit Parties’ business operations to be deposited into a Deposit Account, and each such Deposit Account (unless such Deposit Account is an Excluded Account) shall be subject to a Deposit Account Control Agreement in form and substance reasonably satisfactory to Lender within thirty (30) days of such request of Lender or opening such account, as applicable; provided that, the deadline to enter into each such Deposit Account Control Agreement shall be automatically extended one time for a period of twenty (20) days. No Credit Party shall, at any time during the term of this Agreement, (i) alter its cash management policies and practices in effect on the Closing Date in any manner that may be materially adverse to Lender or (ii) after a request of Lender that all Deposit Accounts be subject to a Deposit Account Control Agreement, unless any such account is an Excluded Account, open any new account unless such account becomes subject to a Deposit Account Control Agreement in form and substance reasonably satisfactory to Lender within thirty (30) days of such request or Lender or the opening such account, as applicable; provided that, the deadline to enter into each such Deposit Account Control Agreement shall be automatically extended one time for a period of twenty (20) days.

Section 6.6. Anti-Corruption Laws and Sanctions. No Credit Party shall fail to comply, or permit any of its Subsidiaries to fail to comply, with Anti-Corruption Laws. No Credit Party nor any Subsidiary of a Credit Party, nor to the knowledge of any Credit Party, any director, officer, agent, employee, or other person acting on behalf of such Credit Party or any its Subsidiaries, will use the proceeds of the Loans, directly or indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws. Furthermore, no Credit Party will, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

Section 6.7. Uncertificated Security. No Credit Party shall take any action or permit any action to be taken that would cause or be reasonably likely to cause Guarantor’s or any Subsidiary’s shares, equity interests, security, membership interests, limited liability company interests or similar interests to become “certificated” or be treated as a “certificated security”. Each Credit Party agrees that any such attempt to cause any such equity interests, security, membership interests, limited liability company interests or similar interests to become “certificated” or be treated as a “certificated security” in violation of the terms of this Section 6.7 shall be void ab initio.

ARTICLE VII.

TAXES; INDEMNIFICATION; SET OFF; ETC.

Section 7.1. Indemnification.

(a) Indemnification by the Credit Parties. Each Credit Party shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnified Person limited to one transactional counsel and one local counsel in each relevant jurisdiction for Lender) (collectively “Losses”), incurred by any Indemnified Person or asserted against any Indemnified Person by any Person (including a Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any environmental liability related in any way to the violation of, noncompliance with or liability under any environmental law applicable to the Credit Parties or their operations or properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or a Credit Party, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such Losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This Section 7.1(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(b) Contribution. If the indemnification provided for in Section 7.1(a) is prohibited under applicable law to an Indemnified Person, then the Credit Parties, in lieu of indemnifying the Indemnified Person, will contribute to the amount paid or payable by the Indemnified Person as a result of the Losses in such proportion as is appropriate to reflect the relative fault of the Credit Parties, on the one hand, and of the Indemnified Person, on the other, in connection with the events or circumstances which resulted in the Losses as well as any other relevant equitable considerations.

Section 7.2. [Reserved].

Section 7.3. Taxes.

(a) Payments Free of Taxes. All sums payable by the Credit Parties under this Agreement shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes. If a Credit Party is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by such Credit Party to Lender under this Agreement, Borrower shall notify Lender of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it and (i) Borrower shall make such deductions, (ii) Borrower shall pay the full amount withheld or deducted to the relevant Governmental Body and (iii) in the case of Indemnified Taxes, the sum payable by Lender in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made. Each Credit Party shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.3(a)) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Credit Party by Lender shall be conclusive absent manifest error.

(b) Status of Lender.

(i) Lender and any assignee permitted under Section 10.4 must be a U.S. Person.

(ii) Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7.3(b)(iii)(A) and Section 7.3(b)(iii)(B) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(iii) Without limiting the generality of the foregoing:

(A) Lender shall deliver to Borrower on or prior to the date hereof (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax; and

(B) if a payment made to Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 7.3, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(C) Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(c) Return of Net Tax Benefit. If Lender reasonably determines in good faith that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes paid or reimbursed by Borrower pursuant to clause (a) above, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 7.3 exceeding the amount needed to make Lender whole, Lender shall pay to Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the amount of such refund, deduction or credit (but only to the extent of the amount of any Indemnified Taxes paid or reimbursed by Borrower), net of all reasonable out of pocket expenses incurred in securing such refund, deduction or credit; provided, that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Lender in the event Lender is required to repay such refund, deduction or credit to such Governmental Body. Notwithstanding anything to the contrary in this paragraph (b), in no event will the indemnified party be required to pay any amount under this paragraph (b) that would place the indemnified party in a less favorable net after-tax position than if the payment under this paragraph (b) had not been made.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.1. Events of Default. Any one or more of the following events which shall occur and be continuing shall constitute an “Event of Default”:

(a) Failure to Make Payments When Due. Borrower fails to pay (i) any principal or interest on the Loans when due in accordance with the terms hereof, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (ii) any Obligations (other than the principal or interest referred to in Section 8.1(a)(i)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(b) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.7 or Article VI.

(c) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by a Credit Party in writing, pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (or, in the case of any such representation or warranty already qualified by materiality, material adverse effect or similar qualification, in any respect) as of the date made or deemed made.

(d) Other Defaults under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained in any of the Credit Documents, other than any such term referred to in any other Subsection of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) receipt by any Credit Party of written notice from Lender of such failure or default and (ii) any Authorized Officer of any Credit Party obtaining actual knowledge of such failure or default.

(e) Involuntary Bankruptcy, Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against any Credit Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, interim receiver, receiver-manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of such Credit Party’s property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its property or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged.

(f) Voluntary Bankruptcy, Appointment of Receiver, Etc. (i) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, receiver-manager, trustee or other custodian for all or a substantial part of its property; or any Credit Party shall make any assignment for the benefit of creditors, or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(e).

(g) Repudiation. Repudiation by any Credit Party of its pledge of Collateral or any of its Obligations.

(h) Other Defaults. The occurrence of any of the events set forth in clauses (c) through (g) of the definition of Commitment Termination Event occurring after the termination of the Merger Agreement.

Section 8.2. Remedies. During the continuance of an Event of Default:

(a) Non-Bankruptcy Related Defaults. Lender may, by notice to Borrower from time to time declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable, which shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties and terminate the outstanding Commitment (if any).

(b) Bankruptcy Events of Default. In the case of either of the Events of Default specified in Section 8.1(e) or Section 8.1(f), automatically, without any notice to the Credit Parties or any other act by Lender, each of the following shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties: (i) the unpaid principal amount of and interest on the Loans and (ii) all other Obligations and the outstanding Commitment (if any) shall be terminated.

(c) Remedies in All Events of Default. Lender may (i) exercise all rights and remedies provided in the Credit Documents, (ii) exercise any right of counterclaim, setoff or otherwise which it may have with respect to money or property of the Credit Parties, (iii) bring any lawsuit, action or other proceeding permitted by law for the specific performance of, or injunction against any violation of, any Credit Document and may exercise any power granted under or to recover judgment under any Credit Document, (iv) enforce any and all Liens and security interests created pursuant to Credit Documents and (v) exercise any other right or remedy permitted by applicable Regulations.

(d) Lender’s Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Credit Documents or any instrument pursuant to which the Obligations to Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Lender.

(e) Remedies with Respect to Collateral. Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following:

(i) verify the amount of, demand payment of and performance under, and collect any accounts and general intangibles, settle or adjust disputes and claims directly with account debtors for amounts on terms and in any order that Lender considers advisable, and notify any Person owing a Credit Party money of Lender’s security interest in such funds. Upon instruction from Lender, Borrower shall collect all payments in trust for Lender and, if requested by Lender, immediately deliver the payments to Lender in the form received from the account debtor, with proper endorsements for deposit;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Bank’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. For use solely upon the occurrence and during the continuation of an Event of Default and the exercise of its remedies, Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, any Credit Party’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 8.2, any Credit Party’s rights under all licenses and all franchise agreements inure to Lender’s benefit to the extent permitted by applicable law;

(iv) give notice of sole control or any other instruction under any Deposit Account Control Agreement or any other control agreement with any bank or securities intermediary and take any action therein with respect to such Collateral;

(v) enter the premises of any Credit Party where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Credit Party’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as Lender may deem commercially reasonable;

(vi) demand and receive possession of any Credit Party’s books and records;

(vii) transfer and register in its name or in the name of its nominee the whole or any part of Collateral comprised of instruments, securities and other investment property of the Credit Parties, exchange certificates or instruments representing or evidencing such Collateral for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to such Collateral as though Lender was the outright owner thereof; and

(viii) exercise those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement (including disposal of Collateral pursuant to the terms thereof).

(f) Power of Attorney. Each Credit Party hereby irrevocably appoints Lender as its true and lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse such Credit Party’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign such Credit Party’s name on any invoice or bill of lading for any account or drafts against account debtors; (iii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Lender’s or such Credit Party’s name, as Lender chooses); (iv) make, settle, and adjust all claims under such Credit Party’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (vi) transfer the Collateral into the name of Lender or a third party as the UCC permits; and (vii) sign such Credit Party’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral. Lender’s foregoing appointment as such Credit Party’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity or reimbursement obligations in respect of which no claim has been made) have been satisfied in full, Lender is under no further obligation to make Loans and the Credit Documents have been terminated. Lender shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.

(g) Remedies Cumulative. No remedy herein conferred upon Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

Section 8.3. Application of Payments and Proceeds of Collateral During the Continuance of an Event of Default. All payments made by the Credit Parties and all proceeds of Collateral shall be applied to the Obligations in the following order (regardless of whether a Default or Event of Default has occurred and is continuing): (i) first, against the fees, costs and expenses of Lender required to be paid by the Credit Parties under this Agreement and in connection with the enforcement of their rights and remedies under the Credit Documents which have not been paid; (ii) second, to Lender, an amount equal to the accrued and unpaid interest outstanding on the Loans at the default rate pursuant to Section 2.3(d); (iii) third, to Lender, an amount equal to the accrued and unpaid interest outstanding on the Loans (other than pursuant to Section 2.3(d)), (iv) fourth, to Lender, an amount equal to the principal balance of the Loans; and (v) fifth, to the extent that any amounts remain after the payment in full of the Obligations, to Borrower or as otherwise required by applicable law.

ARTICLE IX.

GUARANTY

Section 9.1. The Guaranty. The Guarantors hereby jointly and severally guarantee to Lender, and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loan, all fees and other amounts and Obligations from time to time owing to Lender by Borrower under this Agreement or under any other Credit Document and by any other Credit Party under any of the Credit Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.2. Obligations Unconditional. The obligations of the Guarantors under Section 9.1 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor, it being the intent of this Section 9.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any Lien or security interest granted to, or in favor of Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 9.3. Reinstatement. The obligations of the Guarantors under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 9.4. Subrogation. The Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations (other than inchoate indemnity or reimbursement obligations in respect of which no claim has been made) they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 9.1, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 9.5. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors, on one hand, and Lender, on the other hand, the obligations of Borrower under this Agreement and under the other Credit Documents may be declared to be forthwith due and payable as provided in Section 8.2(a) (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.2(b)) for purposes of Section 9.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.1.

Section 9.6. [Reserved].

Section 9.7. Continuing Guarantee. The guarantee in this Article IX is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising.

Section 9.8. Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s pro rata share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 9.8 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article IX and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 9.8, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its pro rata share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its pro rata share of such Guaranteed Obligations and (iii) “pro rata share” means, for purposes of this Section 9.8, as of the date of determination, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Guarantors hereunder and under the other Credit Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Closing Date, as of such date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

Section 9.9. General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.1 would otherwise, taking into account the provisions of Section 9.8, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Amendments and Waivers.

(a) General. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall be effective without the prior written consent of Lender and the Credit Parties with respect to Credit Documents to which such Credit Party is a party.

(b) Effect of Notices, Waivers or Consents. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice (except as otherwise specifically required hereunder or under any other Credit Document) or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.1 shall be binding upon Lender at the time outstanding, any future Lender and, if signed by a Credit Party, on such Credit Party.

Section 10.2. Notices. All notices, requests, demands and other communications to any party or given under any Credit Document (collectively, the “Notices”) will be in writing and delivered personally, by overnight courier or by registered mail to the address specified on the signature pages hereto or sent over email (in the case of email, with confirmation received), to the email address specified below (or at such other address or email address as will be specified by a party by like notice given at least five (5) calendar days prior thereto):

(i) If to Lender:

Renesas Electronics America Inc.,

c/o

Renesas Electronics Corporation

3-2-24, Toyosu, Koto-ku

Tokyo 135-0061, Japan

Attn: General Counsel

Email: legal-notices@renesas.com

With a copy (which will not constitute notice) to:

Goodwin Procter LLP

520 Broadway, Suite 500

Santa Monica, CA 90401

Attn:	Jon A. Olsen

Andrew Cheng

Email:	JOlsen@goodwinlaw.com

ACheng@goodwinlaw.com

(ii) If to Borrower:

Transphorm, Inc.

75 Castilian Drive

Suite 100

Goleta, California 93117

Attn: Cameron McAulay

Email: cmcaulay@transphormusa.com

With a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: Erika Muhl

Douglas K. Schnell

Broderick Henry

Kathleen Rothman

Email: EMuhl@wsgr.com

dschnell@wsgr.com

bhenry@wsgr.com

krothman@wsgr.com

All Notices will be deemed delivered when actually received if delivered by hand or overnight courier service or sent by email (in the case of email, with confirmation received) or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed properly addressed to such party as provided in this Section 10.2 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.2. Each of the parties will hereafter notify the other parties of any change of address or email to which notice is required to be mailed, delivered or sent.

Section 10.3. Expenses. Whether or not the transactions contemplated hereby shall be consummated or any Loan shall be made, Borrower agrees to pay promptly:

(a) all out of pocket, reasonable and documented costs and expenses of preparation of the Credit Documents, diligence in connection with any acquisition permitted by this Agreement, and any consents, amendments, waivers or other modifications thereto, and, subject to Section 2.4, the reasonable and documented fees, expenses and disbursements of counsel to Lender (limited to one (1) transactional counsel and one local counsel in each relevant jurisdiction for Lender) in connection with the negotiation, preparation, and execution of the Credit Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by Borrower;

(b) all out-of-pocket, reasonable and documented costs and expenses of creating and perfecting Liens in favor of Lender, pursuant hereto, including, without limitation, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to Lender (limited to one (1) transactional counsel and one local counsel in each relevant jurisdiction for Lender);

(c) all out-of-pocket, documented and reasonable costs and expenses (including, without limitation, the reasonable, documented and out of pocket fees, expenses and disbursements of any auditors, accountants, consultants, appraisers, advisors and agents employed or retained by Lender and its counsel) in connection with the inspection, verification, custody or preservation of any of the Collateral, to the extent required or permitted hereunder;

(d) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees (including, without limitation, allocated costs of internal counsel) and costs of settlement, incurred by Lender in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty) or in connection with any negotiations, reviews, refinancing or restructuring of the credit arrangements provided hereunder, including, without limitation, in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; and

(e) the foregoing shall be in addition to, and shall not be construed to limit, any other provisions of the Credit Documents regarding costs and expenses to be paid by Borrower.

Section 10.4. Enforceability; Successors and Assigns.

(a) Enforceability; Successors and Assigns. This Agreement will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by Borrower without the prior written consent of Lender and may not be assigned by Lender (other than to any of its Affiliates) without the prior written consent of Borrower. Any assignment or attempted assignment in contravention of this Section 10.4 will be void ab initio and will not relieve the assigning party of any obligation under this Agreement.

(b) Notwithstanding anything else to the contrary contained herein, Lender may at any time pledge its Loans and Lender’s rights under this Agreement and the other Credit Documents to its financing provider.

Section 10.5. Integration. This Agreement and the other Credit Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

Section 10.6. No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement or any of the other Credit Documents will operate as a waiver of such right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Credit Documents will be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.7. Submission to Jurisdiction. Each of the Credit Parties and Lender hereby (a) agrees that any Action with respect to any Credit Document may be brought only in the New York State courts sitting in New York County or federal courts of the United States of America sitting in the Southern District of New York and New York County, (b) accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts, (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any Action in those jurisdictions, and (d) irrevocably consents to the service of process of any of the courts referred to above in any Action by the mailing of copies of the process to the parties hereto as provided in Section 10.2. Service effected as provided in this manner will become effective as provided in Section 10.2.

Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by a scanned copy by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. No party hereto or to any other Credit Document shall raise the use of digital imaging or electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

Section 10.9. Governing Law. This Agreement and the other Credit Documents, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions (but giving effect to Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

Section 10.10. Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the material economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.12. Survival. All representations, warranties, covenants, agreements, and conditions contained in or made pursuant to this Agreement or the other Credit Documents shall survive (a) the making of the Loans and the payment of the Obligations and (b) the performance, observance and compliance with the covenants, terms and conditions, express or implied, of all Credit Documents, until the indefeasible payment of the Obligations (other than inchoate indemnity or reimbursement obligations in respect of which no claim has been made); provided that the provisions of Section 7.1, Section 9.3, Section 10.3 shall survive (i) indefeasible payment of the Obligations and (ii) performance, observance and compliance with the covenants, terms and conditions, express or implied, of this Agreement and all of the other Credit Documents.

Section 10.13. Maximum Lawful Interest. Notwithstanding anything to the contrary contained herein, in no event shall the amount of interest and other charges for the use of money payable under this Agreement or any other Credit Document exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Credit Parties and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under applicable law, then, ipso facto as of the Closing Date, the Credit Parties are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Credit Parties in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Loans to the extent of such excess.

Section 10.14. Interpretation. As used in this Agreement, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate. Unless otherwise expressly provided in this Agreement (a) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified. Unless the context otherwise requires, the term “including” will mean “including, without limitation.” The headings in this Agreement and in the Schedules are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. Any reference in any Credit Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Person has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Credit Documents.

Section 10.15. Ambiguities. This Agreement and the other Credit Documents were negotiated between legal counsel for the parties and any ambiguity in this Agreement or the other Credit Documents shall not be construed against the party who drafted this Agreement or such other Credit Documents.

Section 10.16. Confidentiality.

(a) Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by its Affiliates or any of its or their Related Parties (a) on a need to know basis to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to treat such Information in accordance with the terms hereof); (b) to the extent required by applicable laws or by any subpoena or similar legal process; (c) to any other party hereto; (d) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (e) with the written consent of the Credit Parties; (f) to the extent requested or required to disclose any of the Information in the course of routine supervisory examinations or regulatory oversight by regulatory authorities with applicable jurisdiction (but only if (i) such disclosure is pursuant to an ordinary course exercise of such entity’s supervisory or regulatory authority that is not specifically directed at the Credit Parties, this Agreement of the Information; and (ii) Lender informs such authority of the confidential nature of the information disclosed and requests that such information be kept confidential); or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.16(a), or (y) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than the Credit Parties who, to Lender’s knowledge, did not acquire such information as a result of a breach of its confidentiality obligations to the Credit Parties.

For purposes of this Section 10.16, “Information” means all information received from the Credit Parties relating to the Credit Parties or their businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by the Credit Parties and not as a result of beach by any Person of confidentiality obligations owed to the Credit Parties. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17. Relationship of the Parties. Notwithstanding any provision of this Agreement or the Credit Documents, and notwithstanding any acts or omissions on the part of Lender, each Credit Party hereby stipulates and agrees that: (a) the relationship between Lender, on the one hand, and such Credit Party, on the other hand, is and shall solely be that of creditor and debtor in commercial loan transactions; (b) Lender is not and shall not be construed as a partner, tenant in common, joint tenant, joint venture, alter-ego, aider and abettor, manager, principal, actor in concert, co-owners, controlling persons or other business associates or participants of any kind in the business and affairs of the Credit Parties and neither Lender nor such party intends for Lender to assume any such status; and (c) Lender shall not be deemed responsible for or a participant in any acts, omissions, or decisions of such parties. Lender shall not have any obligation to pay or withhold taxes, assessments, insurance premiums, fees or charges arising from the ownership, operation, or occupancy of the property of the Credit Parties.

Section 10.18. Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, they may be required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow Lender to identify such in accordance with the Patriot Act.

[Remainder of page intentionally left blank; signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

TRANSPHORM, INC.

By:	/s/ Cameron McAulay
Name: Cameron McAulay
Title: Chief Financial Officer and Secretary

[Signature Page to Credit Agreement]

GUARANTOR:

TRANSPHORM TECHNOLOGY, INC.

By:	/s/ Cameron McAulay
Name: Cameron McAulay
Title: Chief Financial Officer and Secretary

[Signature Page to Credit Agreement]

LENDER:

RENESAS ELECTRONICS AMERICA INC.

By:	/s/ Sailesh Chittipeddi
Name: Sailesh Chittipeddi
Title: President

Solely with respect to Section 2.11(a)

TRAVIS MERGER SUB, INC.

By:	/s/ Sailesh Chittipeddi
Name: Sailesh Chittipeddi
Title: President

[Signature Page to Credit Agreement]